                                                                     Exhibit 6.1

                       SETTLEMENT AGREEMENT AND RELEASE


     This Settlement Agreement and Release ("Agreement") is entered into this 18/th/ day of February, 2000 by and among KILIMANJARO GROUP.COM INC., a Nevada corporation ("Kilimanjaro"), David R. Mortenson & Associates, a Texas general partnership ("Mortenson & Associates"), David R. Mortenson, individually and in his capacity as general partner of Mortenson & Associates (collectively, "Mortenson"), and James L. Vandeberg, Kinne F. Hawes, and Chapin E. Wilson.

                                   RECITALS

     WHEREAS, Vandeberg, Hawes and Wilson are the shareholders of KILIMANJARO;
and

     WHEREAS, Kilimanjaro and Mortenson & Associates entered into that certain License Agreement dated July 1, 1999, as amended (the "License Agreement"), whereby Mortenson & Associates granted to KILIMANJARO a three-year exclusive license for distribution of Biocatalyst and related products in Illinois and Indiana; and

     WHEREAS, Mortenson & Associates acquired its right to sublicense Biocatalyst to KILIMANJARO from NW Technologies, Inc.; and

     WHEREAS, Mortenson has notified KILIMANJARO that Mortenson & Associates will be unable to fulfill its obligations under the License Agreement due to a legal dispute between Mortenson and NW Technologies, Inc.; and

     WHEREAS, KILIMANJARO and Vandeberg, Hawes and Wilson have been damaged by Mortenson & Associates' inability to fulfill its obligations under the License;

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

     1. In consideration of Vitamineralherb.com, Inc., an affiliate of Mortenson & Associates, granting to Vandeberg, Hawes and Wilson an exclusive license of even date herewith to distribute Vitamineralherb.com products in Kentucky and West Virginia, Vandeberg, Hawes and Wilson, their successors and assigns, hereby release, acquit and discharge Mortenson & Associates, its affiliates, successors and assigns, its present and former employees, partners, and agents, both individually and in their partnership capacities, from any and all claims, actions, disputes, causes of action, rights, demands, debts, damages, costs and attorneys fees, or other accountings of every kind or nature arising out of the purchase of KILIMANJARO stock and the License Agreement, and from any and all liability for any acts or omissions of Mortenson & Associates, its present and former employees, partners, and agents, whether presently known or unknown, including without limitation those claims, damages, or disputes which could be or have been alleged to have arisen under common law, including without limitation corporate fiduciary claims, or under any federal or state securities statute or regulation, including without limitation claims under Sections 12 and 17 of the Securities Act of 1933, except as provided in Paragraph 3.

     2. Mortenson hereby agrees to diligently prosecute his claims against NW Technologies in an attempt to recover his ability to fulfill his obligations to KILIMANJARO under the License Agreement, and to take KILIMANJARO's interests in the License Agreement into account in any settlement agreement he may enter into with NW Technologies concerning Biocatalyst rights.

     3. Paragraph 1 shall not release Mortenson or Mortenson & Associates from their performance obligations under the License Agreement or any claims, actions, disputes, causes of action, rights, demands, debts, damages, costs and attorneys fees, or other accountings of every kind or nature which KILIMANJARO may have arising out of the License Agreement, and from any and all liability for any acts or omissions of Mortenson & Associates, its present and former employees, partners, and agents, whether presently known or unknown, including without limitation those claims, damages, or disputes which could be or have been alleged to have arisen under common law or state or federal law or regulation, including without limitation breach of contract; provided, however, that KILIMANJARO shall not prosecute any of its claims against Mortenson & Associates under this Paragraph 3 so long as Mortenson complies with his obligations under Paragraph 2; and provided further, that upon the consummation of a merger or reorganization of KILIMANJARO with or into any other corporation, or sale of substantially all of the assets of KILIMANJARO, KILIMANJARO's rights under this Paragraph 3 shall be extinguished.

     4. Vandeberg, Hawes and Wilson understand and agree that the agreements by Mortenson & Associates set forth herein represent and constitute Mortenson & Associates' total offer to resolve and fully and finally settle any and all claims, actions, disputes, causes of action, rights, demands, debts, damages, costs and attorneys fees, and other accountings of every kind and nature between Vandeberg, Hawes and Wilson and Mortenson & Associates, and that it is a full, complete and adequate consideration and compensation for Vandeberg, Hawes and Wilson's agreement to sign this Agreement and that Vandeberg, Hawes and Wilson will receive no other or further consideration under the terms hereof or otherwise.

     5. The parties acknowledge and agree that this settlement is upon compromise of disputed claims and that nothing contained herein shall be construed to be an admission of any kind by any party to this Agreement.

     6. This Agreement prevails over prior communications regarding the matters contained herein. This Agreement contains the entire understanding of the matters between the parties and no representation, warranty, or promise has been made or relied on by any party hereto other than as set forth herein.

     7. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective heirs, legal representatives, successors and assigns.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day first written above.

DAVID R. MORTENSON & ASSOCIATES            KILIMANJARO GROUP.COM RESOURCES, INC.

/s/ David R. Mortenson                     /s/ James L. Vandeberg
--------------------------------------     -------------------------------------
By David R. Mortenson, General Partner     By James L. Vandeberg, President



JAMES L. VANDEBERG                         DAVID R. MORTENSON

/s/ James L. Vandeberg                     /s/ David R. Mortenson
--------------------------------------     -------------------------------------
James L. Vandeberg                         David R. Mortenson


KINNE F. HAWES

/s/ Kinne F. Hawes
--------------------------------------
Kinne F. Hawes


CHAPIN E. WILSON


/s/ Chapin E. Wilson
--------------------------------------
Chapin E. Wilson